Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 06:54 PM 09/22/2009 FILED 06:42 PM 09/22/2009 SRV 090875956 – 4733744 FILE

CERTIFICATE OF FORMATION

OF

ARROW WATER, LLC

a Delaware Limited Liability Company

ARTICLE I

The name of the limited liability company (the “Company”) is:

Arrow Water, LLC

ARTICLE II

The Company shall have a perpetual term of existence.

ARTICLE III

The name and street address of the Company’s resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, this Certificate of Formation has been executed by the undersigned on the 22nd day of September, 2009.

/s/ Kenneth L. Hunt
Kenneth L. Hunt
Authorized Person